Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Senior Vice President - Finance and Treasurer
(972) 409-1528
klingerl@michaels.com

Thomas Melito
Assistant Treasurer
(972) 409-1527
melitot@michaels.com

Michaels Stores, Inc. Reports Third Quarter Earnings

IRVING, Texas — November 29, 2007 — Michaels Stores, Inc. today reported unaudited financial results for the fiscal 2007 third quarter ended November 3, 2007. Total sales for the quarter were $940.2 million, a 4.9% increase over fiscal 2006 third quarter sales of $896.1 million. Same-store sales for the comparable 13-week period increased 1.9%. Currency translation contributed 80 basis points to the year over year growth. Year-to-date sales of $2.577 billion increased 3.2% from $2.497 billion for the same period last year and year-to-date same-store sales increased 0.8% over the same period in fiscal 2006. Currency translation added 30 basis points to the year-to-date growth rate.

Brian Cornell, Chief Executive Officer, said, “Overall, this was a solid quarter and we are pleased with our performance. In a challenging economic environment, our comparable store sales were up solidly at 1.9%, building on last year’s strong 3.3% third quarter comparable store sales performance.”

Mr. Cornell added, “During the quarter, we made significant progress on our key strategic initiatives, particularly our global sourcing and pricing/promotion programs. Importantly, we are confident in our approach to evolve into a stronger consumer facing and customer driven organization while maintaining our focus on operations and cost management.”

The Company’s gross margin rate, inclusive of occupancy costs, increased 110 basis points in the third quarter and 80 basis points on a year-to-date basis for fiscal 2007. Expansion in the gross margin rate for the third quarter was driven by leverage in occupancy costs and continued growth in merchandise margins. Year-to-date gross margin was primarily driven by growth in merchandise margins. The increase in the Company’s merchandise margin rate was principally due to continued success in improving the efficiency of its promotional programs and the benefits of ongoing product sourcing initiatives.

Selling, general, and administrative expense in the third quarter increased $7.1 million, a 2.8% increase versus the prior year period, to $262.5 million, and declined 60 basis points to 27.9% as a percent of sales primarily due to decreases in professional fees. Year-to-date selling, general and administrative expense increased $35.3 million, to 29.5% of sales from 29.1% for the same period last year, resulting primarily from expenses resulting from strategic initiative programs.

Operating income increased approximately $5.3 million to $59.1 million, or to 6.4% of sales, in the third quarter of fiscal 2007 from 6.0% in the third quarter of fiscal 2006. The increase was due to the Company’s improved gross margin and selling, general and administrative expense performances, partially offset by the exit costs associated with the closing of our Star Decorators’ Wholesale and Recollections concept businesses and related

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

party expenses. Year-to-date fiscal 2007 operating income was $144.1 million, or 5.7% of sales, versus $161.4 million, or 6.5% of sales, for the same period of fiscal 2006. The decrease in year-to-date operating income was primarily due to related party expenses, transaction related compensation costs, and exit costs associated with our concept businesses, partly offset by the expanded gross margin rate.

Net income decreased $53.1 million to a net loss of $18.1 million in the third quarter of fiscal 2007 from a net income of $35.0 million in the third quarter of fiscal 2006. Year-to-date net income also decreased to a net loss of $84.6 million compared to a net income of $108.3 million in the same period last year. The decrease in net income for both periods was primarily due to interest expense.

The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Adjusted EBITDA for the third quarter of fiscal 2007 was $118.4 million, or 12.6% of sales, versus $110.0 million, or 12.3% of sales, for the same period last year. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.  Third Quarter Adjusted EBITDA does include consulting costs and market-driven cash compensation costs totaling approximately $4 million.

Year-to-date fiscal 2007 Adjusted EBITDA was $318.6 million, or 12.4% of sales, versus $316.0 million, or 12.7% of sales, in the first nine months of fiscal 2006. Year-to-date Adjusted EBITDA for fiscal 2007 increased modestly, due in part to improved margin performance partially offset by the market-driven cash compensation costs and consulting expenses related to the Company’s strategic initiatives, which total approximately $17 million.

Balance Sheet and Cash Flow

The Company’s cash balance at the end of the third quarter was $56.7 million. Third quarter debt levels totaled $4.181 billion, up $83.3 million from the end of second quarter primarily as a result of holiday working capital needs. During the quarter, the Company made a $5.9 million amortization payment on its Senior Secured Term Loan.

Average inventory per Michaels store at the end of the third quarter of fiscal 2007, inclusive of distribution centers, was up 1.5% to $1.02 million compared to $1.01 million at the end of the third quarter for fiscal 2006. The increase in average inventory is primarily due to the timing of holiday inventory receipts.

Capital spending for the nine months ending November 3, 2007, totaled $85.9 million, with $48.5 million attributable to real estate activities, such as new, relocated, existing and remodeled stores, and $35.9 million for strategic initiatives such as the new Centralia, Washington distribution center, a Workforce Management System and other merchandise system enhancements.

During the first nine months of fiscal 2007, the Company opened 43 new stores, relocated 11 stores, remodeled 39 stores and closed three Michaels stores. In addition, the Company opened two and closed one Aaron Brothers stores during this period.

Outlook

For the fourth quarter of fiscal 2007, same-store sales versus the prior year are currently expected to be approximately flat. Total sales growth for the fourth quarter of fiscal 2007 will be negatively impacted by approximately 430 basis points due to the absence of a 53rd week this year. Total sales are expected to be down approximately 1%. Operating income is expected to range between $225 and $235 million. Stronger merchandise margin performance is anticipated to be partially offset by incremental spending for market-driven cash compensation costs and related party expenses. Adjusted EBITDA for the fourth quarter of fiscal 2007 is expected to range between $280 and $290 million versus $301 million in the prior year period, which included the additional 53rd week with sales of $58.7 million.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

For fiscal 2007, same-store sales growth is expected to be approximately flat to up 1%, with total sales increasing between 1% and 3%. Total sales growth for fiscal 2007 will be negatively impacted by approximately 150 basis points due to the absence of a 53rd week this year. Gross margin is currently expected to be flat to up 10 basis points driven primarily by merchandise margin expansion. Adjusted EBITDA for fiscal 2007 is expected to range between $600 and $610 million versus $617 million for fiscal 2006, which included a 53rd week. Adjusted EBITDA for fiscal 2007 includes costs associated with consulting expenses related to the Company’s strategic initiatives as well as additional market-driven cash compensation costs, which total approximately $25 million.

The Company will host a conference call at 4:00 p.m. central time today, hosted by Chief Executive Officer, Brian Cornell and President and Chief Financial Officer, Jeffrey Boyer. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 8403488. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 8403488.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 28, 2007, the Company owns and operates 964 Michaels stores in 48 states and Canada, 168 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.

This news release contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and in our Quarterly Reports on Form 10-Q for the quarters ended May 5, 2007 and August 4, 2007 . Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, total sales growth, operating income, Adjusted EBITDA and forecasts of other financial performance. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our substantial leverage, as well as the restrictions and financial exposure associated with the same; our ability to service the interest and principal payments of our debt; restrictions contained in our various debt agreements that limit our flexibility in operating our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs and merchandise offerings; decline in consumer subscriptions of newspapers; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our  key vendors or suppliers; possible product recalls and product liability claims; lawsuits asserted by our previous stockholders or others challenging the merger transaction; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization.   Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”).  The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Three months ended November 3, 2007	Nine months ended November 3, 2007	Forecast of three months ending February 2, 2008	Forecast of Fiscal 2007

Cash flows from operating activities	$(49.9)	$(79.8)	$289.0	$209.2
Depreciation and amortization	(31.7)	(93.7)	(35.1)	(128.8)
Share-based compensation	(1.4)	(4.2)	(2.8)	(7.0)
Tax benefit from stock options exercised	—	—	—	—
Loss on Star & Recollections exit costs	(7.0)	(7.0)	(6.6)	(13.6)
Other	(4.1)	(11.8)	(4.3)	(16.1)
Changes in assets and liabilities	76.0	111.9	(153.4)	(41.5)
Net (loss) income	(18.1)	(84.6)	86.8	2.2
Interest expense	94.7	285.3	92.8	378.1
Interest income	(0.3)	(0.7)	—	(0.7)
Income tax (benefit) provision	(11.4)	(45.9)	52.6	6.7
Depreciation and amortization	31.7	93.7	35.1	128.8
EBITDA	96.6	247.8	267.3	515.1
Adjustments:
Share-based compensation	1.4	4.2	2.8	7.0
Strategic alternatives and other legal	8.3	30.4	—	30.4
Store pre-opening costs	3.0	6.0	0.6	6.6
Multi-year initiatives	0.4	8.2	0.2	8.4
Specialty Business Dispositions	7.0	7.0	6.6	13.6
Sponsor Fees	3.5	10.3	3.5	13.8
Other	(1.8)	4.7	7.6	12.3
Adjusted EBITDA	$118.4	$318.6	$288.6	$607.2

	Three months ended October 28, 2006	Nine months ended October 28, 2006	Three months ended February 3, 2007	Fiscal 2006

Cash flows from operating activities	$(22.5)	$19.0	$138.1	$157.1
Depreciation and amortization	(28.4)	(85.1)	(33.6)	(118.6)
Share-based compensation	(4.7)	(15.6)	0.3	(15.3)
Tax benefit from stock options exercised	4.7	20.7	(8.4)	12.3
Loss on Star & Recollections exit costs	—	—	—	—
Other	(0.1)	(0.2)	(5.2)	(5.4)
Changes in assets and liabilities	86.0	169.4	(158.3)	11.0
Net (loss) income	35.0	108.3	(67.2)	41.1
Interest expense	0.2	0.6	103.9	104.5
Interest income	(2.7)	(9.6)	—	(9.6)
Income tax (benefit) provision	21.3	65.7	3.2	68.9
Depreciation and amortization	28.4	85.1	33.5	118.6
EBITDA	82.3	250.1	73.4	323.5
Adjustments:	—
Share-based compensation	4.7	15.6	119.1	134.7
Strategic alternatives and other legal	10.8	27.7	99.5	127.3
Store pre-opening costs	1.7	4.6	0.6	5.2
Multi-year initiatives	3.8	11.9	1.4	13.3
Specialty Business Dispositions	—	—	—	—
Sponsor Fees	—	—	3.3	3.3
Other	6.8	6.0	3.4	9.4
Adjusted EBITDA	$110.0	$316.0	$300.8	$616.7

The numbers may not foot or cross foot due to rounding.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In thousands)

(Unaudited)

Subject to reclassification

	Quarter Ended		Nine Months Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Net sales	$940,222	$896,080	$2,577,294	$2,496,825
Cost of sales and occupancy expense	594,920	576,705	1,613,182	1,582,966
Gross profit	345,302	319,375	964,112	913,859
Selling, general, and administrative expense	262,496	255,352	761,405	726,070
Exit costs for concept businesses	6,983	—	6,983	—
Transaction expenses	7,834	8,532	29,086	21,730
Related party expenses	5,897	—	16,562	—
Store pre-opening costs	2,964	1,684	5,932	4,642
Operating income	59,128	53,807	144,144	161,417
Interest expense	94,770	225	285,330	649
Other (income) and expense, net	(6,112)	(2,716)	(10,643)	(13,207)
(Loss) income before income taxes	(29,530)	56,298	(130,543)	173,975
(Benefit) provision for income taxes	(11,434)	21,253	(45,898)	65,676
Net (loss) income	$(18,096)	$35,045	$(84,645)	$108,299

Michaels Stores, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

Subject to reclassification

	November 3, 2007	February 3, 2007	October 28, 2006
ASSETS
Current assets:
Cash and equivalents	$56,676	$30,098	$315,249
Merchandise inventories	1,035,129	847,529	978,901
Prepaid expenses and other	72,794	54,435	52,425
Deferred income taxes	35,594	35,216	36,946
Income tax receivable	79,186	32,902	—
Total current assets	1,279,379	1,000,180	1,383,521
Property and equipment, at cost	1,153,596	1,122,948	1,108,575
Less accumulated depreciation	(708,861)	(674,275)	(661,611)
	444,735	448,673	446,964
Goodwill	115,839	115,839	115,839
Debt issuance costs, net of accumulated amortization of $17,257 at November 3, 2007 and $4,537 at February 3, 2007	106,438	120,193	—
Other assets	7,526	8,117	24,119
	229,803	244,149	139,958
Total assets	$1,953,917	$1,693,002	$1,970,443

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$281,811	$214,470	$244,981
Accrued interest	44,748	34,551	90
Accrued liabilities and other	290,053	255,880	277,635
Income taxes payable	89	7,331	—
Current portion of long-term debt	444,693	229,765	—
Total current liabilities	1,061,394	741,997	522,706
Long-term debt	3,736,460	3,728,745	—
Deferred income taxes	16,361	29,139	—
Other long-term liabilities	81,307	68,444	90,586
Total long-term liabilities	3,834,128	3,826,328	90,586
	4,895,522	4,568,325	613,292
Commitments and contingencies
Stockholders’ (deficit) equity:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,451,736 shares issued and outstanding at November 3, 2007; 117,973,396 shares issued and outstanding at February 3, 2007; 350,000,000 shares authorized and 136,313,415 shares issued and 133,547,015 shares outstanding at October 28, 2006	11,845	11,797	13,631
Additional paid-in capital	11,233	—	485,727
Retained (deficit) earnings	(2,979,550)	(2,893,918)	943,769
Accumulated other comprehensive income	14,867	6,798	8,151
Treasury Stock (none at November 3, 2007 and February 3, 2007; 2,766,400 shares at October 28, 2006)	—	—	(94,127)
Total stockholders’ (deficit) equity	(2,941,605)	(2,875,323)	1,357,151
Total liabilities and stockholders’ (deficit) equity	$1,953,917	$1,693,002	$1,970,443

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
Subject to reclassification	November 3, 2007	October 28, 2006
Operating activities:
Net (loss) income	$(84,645)	$108,299
Adjustments:
Depreciation and amortization	93,668	85,059
Share-based compensation	4,166	15,557
Tax benefits from stock options exercised	—	(20,740)
Exit costs for concept businesses	6,983	—
Other	11,838	226
Changes in assets and liabilities:
Merchandise inventories	(187,601)	(194,978)
Prepaid expenses and other	99	(9,166)
Deferred income taxes and other	(13,905)	(8,423)
Accounts payable	55,771	29,342
Accrued interest	10,196	20
Accrued liabilities and other	37,916	13,334
Income taxes payable	(52,214)	(2,471)
Other long-term liabilities	37,911	2,984
Net cash (used in) provided by operating activities	(79,817)	19,043

Investing activities:
Additions to property and equipment	(85,913)	(107,665)
Net cash used in investing activities	(85,913)	(107,665)

Financing activities:
Borrowings on asset-based revolving credit facility	792,786	—
Payments on asset-based revolving credit facility	(577,860)	—
Repayments on senior secured term loan facility	(17,625)	—
Equity investment of Management	8,055	—
Cash dividends paid to stockholders	—	(42,563)
Repurchase of old Common Stock	—	(66,182)
Repurchase of new Common Stock	(940)	—
Proceeds from stock options exercised	—	35,608
Tax benefits from stock options exercised	—	20,740
Proceeds from issuance of old Common Stock and other	—	1,804
Payment of capital leases	(6,551)	—
Change in cash overdraft	(5,557)	2,015
Net cash provided by (used in) financing activities	192,308	(48,578)
Net increase (decrease) in cash and equivalents	26,578	(137,200)
Cash and equivalents at beginning of period	30,098	452,449
Cash and equivalents at end of period	$56,676	$315,249

Supplemental Cash Flow Information:
Cash paid for interest	$235,874	$648
Cash paid for income taxes	$23,644	$49,315

Michaels Stores, Inc.
Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:  (Schedule may not foot due to rounding)

	Quarter Ended		Nine Months Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	63.3	64.4	62.6	63.4
Gross profit	36.7	35.6	37.4	36.6
Selling, general, and administrative expense	27.9	28.5	29.5	29.1
Exit costs for concept businesses	0.7	—	0.3	—
Transaction expenses	0.8	1.0	1.1	0.7
Related party expenses	0.6	—	0.6	—
Store pre-opening costs	0.3	0.2	0.2	0.2
Operating income	6.4	6.0	5.7	6.5
Interest expense	10.1	—	11.1	—
Other (income) and expense, net	(0.7)	(0.3)	(0.4)	(0.5)
(Loss) income before income taxes	(3.0)	6.3	(5.0)	7.0
Provision for income taxes	(1.2)	2.4	(1.8)	2.6
Net (loss) income	(1.8)%	3.9%	(3.2)%	4.3%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended		Nine Months Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Michaels stores:
Retail stores open at beginning of period	937	905	920	885
Retail stores opened during the period	23	15	43	39
Retail stores opened (relocations) during the period	4	2	11	7
Retail stores closed during the period	—	(1)	(3)	(5)
Retail stores closed (relocations) during the period	(4)	(2)	(11)	(7)
Retail stores open at end of period	960	919	960	919

Aaron Brothers stores:
Retail stores open at beginning of period	167	165	166	166
Retail stores opened during the period	—	—	2	—
Retail stores closed during the period	—	—	(1)	(1)
Retail stores open at end of period	167	165	167	165

Recollections stores:
Retail stores open at beginning of period	11	11	11	11
Retail stores opened during the period	—	—	—	—
Retail stores open at end of period	11	11	11	11

Star Decorators Wholesale stores:
Wholesale stores open at beginning of period	4	4	4	4
Wholesale stores opened during the period	—	—	—	—
Wholesale stores open at end of period	4	4	4	4

Total store count at end of period	1,142	1,099	1,142	1,099

Other operating data:
Average inventory per Michaels store (1)	$1,020	$1,005	$1,020	$1,005
Comparable store sales increase (decrease) (2)	1.9%	3.3%	0.8%	0.1%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)               Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Decorators Wholesale stores.

(2)               Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.